November 17, 1995

Dear Sirs:

     I am Vice President, Taxes of PepsiCo, Inc., a corporation organized under the laws of the State of North Carolina (the "Company"). I have acted as tax counsel for the Company in connection with the registration of $4,587,000,000 in aggregate offering price of the (i) the Company's debt securities, consisting of notes, debentures, and other evidences of unsecured indebtedness (the "Debt Securities"), proposed to be issued under an Indenture, dated as of December 14, 1994, between the Company and the Chase Manhattan Bank (National Association), as Trustee (the "Indenture"), included as an exhibit to the Registration Statement (as defined below), (ii) warrants to purchase Debt Securities (the "Debt Warrants"), proposed to be issued under a debt warrant agreement to be entered into between the Company and The Chase Manhattan Bank, (National Association), as Debt Warrant Agent (the "Debt Warrant Agreement"), in substantially the form included as an exhibit to the Registration Statement, and
(iii) other warrants, options, and unsecured contractual obligations of the Company (the "Shelf Warrants"), proposed to be issued under one or more shelf warrant agreements to be entered into between the Company and The Chase Manhattan Bank (National Association), or such other bank or trust company as may be identified in any supplement to the Prospectus filed as part of the Registration Statement (any such agreement a "Shelf Warrant Agreement"), in substantially the form to be filed as an exhibit to the Registration Statement at or prior to the issuance of any Shelf Warrants subject thereto. You have requested my opinion in connection with the Registration Statement on Form S-3 relating to the Debt Securities, Debt Warrants and Shelf Warrants
(collectively, the "Securities"), which Registration Statement is being filed by the Company with the Securities and Exchange on this date (the "Registration Statement")

     It is my opinion that if the offering of the Securities is conducted in the manner described in the Prospectus filed as part of the Registration Statement (the "Prospectus"), and if the terms of any series of Securities are as contemplated by the Prospectus, then the statements contained in the section of the Prospectus entitled "United States Tax Considerations" accurately describe certain United States federal income tax consequences of ownership and disposition of the Securities, except, with respect to Debt Warrants or Shelf Warrants, which consequences will be discussed in the applicable Prospectus Supplement to be filed hereafter.


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     I do not purport to be expert in, or to express any opinion concerning, the laws of any jurisdiction other than the federal laws of the United States of America. I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of my name in the Registration Statement under the caption "Legal Matters". In giving this consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder.
                                   Very truly yours,
                               /s/ MATTHEW M. MCKENNA
                                   Matthew M. McKenna
                                  Vice President, Taxes